Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following description of the common stock of Qnity Electronics, Inc. (the Company, Qnity, our, we or us) is a summary of certain provisions of our Amended and Restated Certificate of Incorporation, our Certificate of Designations and our Amended and Restated Bylaws and the relevant provisions of the Delaware General Corporation Law ("DGCL"). As of December 31, 2025, our common stock, par value $0.01 per share, was our only class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
This summary does not purport to be complete and is subject to, and is qualified by reference to, the provisions of our Amended and Restated Certificate of Incorporation, our Certificate of Designations and our Amended and Restated Bylaws, each of which is filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part.
Authorized Capital Stock
Our authorized capital stock consists of 1,666,666,667 shares of common stock, par value $0.01 per share, and 250,000,000 shares of preferred stock, 249,999,999 of which having a par value of $0.01 per share, and one share of which having a par value of $1,500,000 per share and having been designated as Series A Preferred Stock.
Common Stock
Voting Rights. Each holder of a share of our common stock is entitled to one vote for each such share held upon all questions presented to our stockholders (other than those reserved to the holders of our preferred stock as may be set forth in the applicable Certificate of Designation), our common stock and Series A Preferred Stock have the right to vote together as a single class for the removal or election of directors (other than those directors, if any, elected by the holders of any other of our preferred stock as may be set forth in the applicable Certificate of Designation) and our common stock has the exclusive right to vote for all other purposes (other than those reserved to the holders of our preferred stock as may be set forth in the applicable Certificate of Designation). All corporate actions, other than the election of directors and amendment of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and the matters described below with respect to the voting rights of our Series A Preferred Stock, are decided by a plurality vote by holders of our common stock unless a greater vote is required by law.
Quorum. The holders of our common stock and Series A Preferred Stock entitled to cast a majority of votes at a stockholders’ meeting constitute a quorum at such meeting.
Election of Directors. Directors are generally elected by a majority of the votes cast by holders of our common stock and Series A Preferred Stock, voting together as a single class, at a meeting where there is a quorum. However, directors are elected by a plurality of the votes cast by holders of our common stock and Series A Preferred Stock, voting together as a single class, at a meeting where there is a quorum if, as of the record date for such meeting, the number of nominees exceeds the number of directors to be elected. A majority of the votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election.
Dividends and Liquidation Rights. Holders of common stock are entitled to dividends as may be declared by our board of directors whenever full accumulated dividends for all past dividend periods and for the current dividend period have been paid, or declared and set apart for payment, on then-outstanding preferred stock, if any. Upon liquidation, dissolution or winding-up of Qnity, whether voluntary or involuntary, and after satisfaction of the rights of the holders of our preferred stock, our remaining assets and funds will be divided and paid to holders of our common stock according to their respective shares.
Miscellaneous. The shares of our common stock are fully paid and non-assessable upon issuance and payment therefor. Holders of common stock do not have any preemptive rights to subscribe for any additional shares of capital stock or other obligations convertible into or exercisable for shares of capital stock that we may issue in the future. There are not any redemption or sinking fund provisions applicable to our common stock.
Preferred Stock
Our Amended and Restated Certificate of Incorporation authorizes our board of directors, without further action by our stockholders, to issue shares of preferred stock and to fix by resolution the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, including, without limitation, redemption rights, dividend rights, liquidation preferences and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.
Series A Preferred Stock
Our Certificate of Designation designates our Series A Preferred Stock, par value $1,500,000 per share, and establishes the voting powers, designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, of such Series A Preferred Stock. One share of Series A Preferred Stock is authorized, issued and outstanding and is held by a noncharitable purpose trust (the Trust) established for the purpose of voting against certain matters as described in more detail below. The Trust has no beneficiaries and the trustee of the Trust is an independent corporate trustee who will only act in furtherance of the purpose.
The Series A Preferred Stock was designated and issued, and the Trust was established by DuPont de Nemours, Inc. ("DuPont") in response to certain developments in Delaware law related to the enforceability of contracts granting control of certain matters to third parties, in order to, while maintaining the intended structure of the spin-off of the Company from DuPont (the "Spin-Off"), ensure the enforceability of, and compliance with (and prohibit any circumvention of), the terms and conditions of the Separation and Distribution Agreement, effective as of November 1, 2025 (the "Separation Agreement"), irrevocably granting DuPont sole and exclusive authority to control and determine certain matters, in respect of which DuPont and Qnity were contractually allocated economic responsibility on a percentage basis set at the Spin-Off.

Priority. The Series A Preferred Stock ranks senior to our common stock with respect to dividend rights and rights on the distribution of assets on any liquidation, dissolution or winding-up of Qnity, whether voluntary or involuntary.
Dividends. Holders of Series A Preferred Stock are entitled to receive cash dividends at 8% per annum (the Dividend Rate), on the sum of (i) the Liquidation Preference (as defined below) plus (ii) all accrued and unpaid dividends with respect to such share for all prior dividend payment periods. Dividends are cumulative and payable quarterly on the 15th calendar day (or, if such date is not a business day, the following business day) of January, April, July and October of each year, commencing on January 15, 2026.
Subject to certain exceptions, no dividend or other distribution may be declared, made or paid or set apart for payment upon any class or series of capital stock of Qnity ranking junior to, or on parity with, the Series A Preferred Stock, and no such class or series of capital stock may be redeemed, purchased or otherwise acquired for any consideration by Qnity, unless all accrued and unpaid dividends have been, or contemporaneously are, declared and paid, or are declared and a sum of cash sufficient for payment thereof is set apart for such payment, on all issued and outstanding shares of Series A Preferred Stock and any class or series of capital stock of Qnity on parity with the Series A Preferred Stock.
Payment Default. If at any time the dividends on the shares of Series A Preferred Stock is in arrears in an amount equal to one quarterly dividend, then during the period from the occurrence of such event until such time as all accrued and unpaid dividends for all previous dividend payment periods and for the current dividend payment period on all shares of Series A Preferred Stock then outstanding will have been declared and paid or set apart for payment, any dividends otherwise payable on such dividend payment periods on the Series A Preferred Stock will continue to accrue and cumulate at a rate per annum of the Dividend Rate, plus five percent, during such period, payable quarterly in arrears on each Dividend Payment Date.
Liquidation Rights. Upon the liquidation, dissolution or winding-up of Qnity, whether voluntary or involuntary, holders of the Series A Preferred Stock are entitled to receive, out of the assets of the Company or proceeds thereof available for distribution to stockholders of Qnity, before any distribution of assets is made on the common stock or any other junior stock, an amount per share of Series A Preferred Stock held by such holder equal to the sum of (i) the liquidation preference per share of Series A Preferred Stock, which is $1,500,000 per share (the Liquidation Preference), plus (ii) all accrued and unpaid dividends with respect to such share through and including the date of such liquidation, dissolution or winding-up of Qnity.
Voting Rights. Holders of Series A Preferred Stock do not have any voting rights, except (i) as required by law or our Amended and Restated Certificate of Incorporation, including the right to vote, together with our common stock as a single class, on the removal or election of any directors of our board of directors for which each outstanding share of Series A Preferred Stock is entitled to one vote, and (ii) with respect to each of the following actions, among other things, which will require the unanimous affirmative vote or written consent of the holders of all outstanding shares of Series A Preferred Stock, voting or consenting separately as a series:
•amend, alter, change, modify, supplement, repeal or adopt any provision of the Certificate of Designation, directly or indirectly (including, without limitation, through any Corporate Event) (as defined in the section entitled “—Certain Corporate Events”));

•(i) amend, alter, change, modify, supplement or repeal, or adopt any provision of our Amended and Restated Certificate of Incorporation (including, without limitation, any Certificate of Designation relating to any series of preferred stock) or our Amended and Restated Bylaws directly or indirectly (including, without limitation, through any Corporate Event that would result in such amendment, alteration, change, modification, supplement repeal or adoption), to challenge, breach, question, dispute, undermine, diminish, revoke, circumvent, impair, negate, supersede, prohibit, restrict, hinder, prevent, interfere with or otherwise contravene DuPont’s sole and exclusive authority to determine assets and liabilities allocated to us and DuPont in connection with the Spin-Off, or (ii) amend, alter, change, modify, supplement, repeal or adopt any provision of our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws, directly or indirectly (including, without limitation, through any Corporate Event that would result in such amendment, alteration, change, modification, supplement, repeal or adoption), in a manner that circumvents, revokes, impairs, negates, supersedes, prohibits, restricts, diminishes, hinders, prevents, interferes with or otherwise adversely affects any of the powers, designations, preferences, privileges, protections or rights of the holders of the Series A Preferred Stock;
•amend, alter, change, modify, supplement, repeal or adopt any provision of our Amended and Restated Certificate of Incorporation, directly or indirectly (including, without limitation, through any Corporate Event that would result in such amendment, alteration, change, modification, supplement, repeal or adoption), or take or attempt to take any action, enter into any agreement, contract or other arrangement, or consummate any transaction (including, without limitation, any financing transaction or other Corporate Event), after the distribution, in a manner that would result in shares of the Series A Preferred Stock no longer being outstanding or no longer being held (either beneficially or of record) by the Trust;
•amend, alter, change, modify, supplement, repeal or adopt any provision of our Amended and Restated Certificate of Incorporation in a manner that would result in Qnity being incorporated or formed under the laws of any jurisdiction other than the State of Delaware; and
•take, or attempt to take, any action, enter into any agreement, or consummate any transaction (including, without limitation, any financing transaction or Corporate Event) that would result in the Series A Preferred Stock no longer being outstanding or being held (either beneficially or of record) by any person other than the Trust, or that would otherwise circumvent, revoke, impair, negate, supersede, prohibit, restrict, diminish, hinder, prevent, interfere with or otherwise adversely affect any of the powers, designations, preferences, privileges, protections or rights of the Series A Preferred Stock, unless identical powers, designations, preferences, privileges, protections and rights of the Series A Preferred Stock are preserved (for further information, see the section entitled “—Certain Corporate Events”), including, without limitation:
•issuing or increasing the authorized amount of shares of Series A Preferred Stock, or authorizing, creating, issuing or entering into any obligation, instrument or security convertible into, exercisable or exchangeable for, or evidencing a right to purchase or acquire, any shares of Series A Preferred Stock;
•authorizing, creating, designating or issuing any series or class of securities of Qnity, including, without limitation, any series or class of other preferred stock or debt security that has powers, designations, preferences, privileges, protections or rights that circumvent, revoke, impair, negate, supersede, prohibit, restrict, diminish, hinder, prevent, interfere with or otherwise adversely affect any of the powers, designations, preferences, privileges, protections or rights of the holders of the Series A Preferred Stock;
•reclassifying, altering or amending any existing capital stock junior to, or on parity with, the Series A Preferred Stock if such reclassification, alteration or amendment would cause such capital stock becoming capital stock on parity with, or senior to, respectively, the Series A Preferred Stock; and
•converting Qnity into, or causing its legal form, jurisdiction or existence to be, any other type of entity, including, without limitation, a partnership, limited partnership, limited liability partnership, limited liability limited partnership, general partnership, non-profit corporation, public benefit corporation, statutory trust or limited liability company, other than a Delaware for-profit corporation.

In addition, pursuant to the Certificate of Designation and our Amended and Restated Certificate of Incorporation, each holder of shares of Series A Preferred Stock may vote, withhold its vote, condition or refuse to vote, such shares, in each case, in its sole and absolute discretion, and each such holder does not have any duty (fiduciary or otherwise) to Qnity or the other stockholders of Qnity in making such determination or in making any other determination in his, her, or its capacity as a holder of Series A Preferred Stock. Further, Qnity and its subsidiaries (including its and their past, current or future affiliates) is not permitted to take any action, directly or indirectly (including, without limitation, through any Corporate Event), that would circumvent, avoid or seek to circumvent or avoid the compliance, observance or performance of any of the terms of the Certificate of Designation and our Amended and Restated Certificate of Incorporation, and carry out all of the provisions of the Certificate of Designation and our Amended and Restated Certificate of Incorporation and take all action as may be required to protect the powers, designations, preferences, privileges, protections or rights of the Series A Preferred Stock. Any amendment, alteration, change, modification, supplement, repeal or adoption of any provision of the Certificate of Designation or our Amended and Restated Certificate of Incorporation, directly or indirectly (including, without limitation, through any Corporate Event), or any other action, or attempt thereof, in each case requiring the prior affirmative and unanimous vote or written consent of the holders of all of the outstanding shares of Series A Preferred Stock, and any related documentation, without such prior affirmative and unanimous vote or written consent, will be expressly ultra vires, null and void ab initio and of no force or effect.
Certain Corporate Events. In the event Qnity enters into, is a party to or is otherwise involved in, directly or indirectly, any merger, combination, consolidation, tender offer, scheme of arrangement, sale, disposition, divestiture, acquisition, purchase, settlement, exchange, conversion (statutory or otherwise), swap, transfer, assignment, delegation, issuance, dividend, continuance, reclassification, stock split, recapitalization, reorganization, dissolution, termination, restructuring, joint venture, strategic partnership, migration, change in jurisdiction, division (statutory or otherwise), demerger, spin-off, split-off, separation, dividend, distribution, rights offering, or other corporate action or event, including, without limitation, in a single transaction or a series of related transactions (each, a "Corporate Event") that results in the direct or indirect assignment, assumption, allocation, delegation or transfer, in whole or in part, whether voluntarily, involuntarily, by operation of law or otherwise, of any agreement, contract or other arrangement between Qnity and DuPont that assigns or allocates (whether as a legal or economic matter) liabilities based on the applicable percentages between Qnity and DuPont, including the Separation Agreement, to a person other than Qnity, (a) Qnity will cause such assignee, recipient, delegatee or transferee of such agreement, contract or other arrangement (i) to issue to the holders of the Series A Preferred Stock a class or series of preference securities of such assignee, recipient, delegatee or transferee that has the powers, designations, preferences, privileges, protections and rights that are identical to those of the Series A Preferred Stock set forth in the Certificate of Designation and our Amended and Restated Certificate of Incorporation, (ii) to include such identical powers, designations, preferences, privileges, protections and rights (including the validity, enforceability, legality and effectiveness of such powers, designations, preferences, privileges, protections and rights) in the organizational and governing documents (including, without limitation, the certificate of incorporation and certificate of designation, if a corporation, or the equivalent organizational and governing documents of any other type of entity) of such assignee, recipient, delegatee or transferee, in form and substance satisfactory to the Holders of shares of the Series A Preferred Stock, and (iii) to irrevocably grant, on behalf of itself and its subsidiaries (and its and their past, present and future affiliates), DuPont a power of attorney, coupled with an interest, identical to the Power of Attorney, and (b) Qnity (and its ultimate parent entity immediately following the consummation of such Corporate Event) will provide a legally binding, absolute, irrevocable and unconditional guarantee of the obligations of such assignee, recipient, delegatee or transferee, in form and substance satisfactory to the Holders of shares of the Series A Preferred Stock. Unless such conditions are met, any such Corporate Event, or attempt thereof, and any related documentation, will be expressly ultra vires, null and void ab initio and of no force or effect.
Preemption and Conversion. Holders of shares of Series A Preferred Stock are not entitled or subject to any preemptive, conversion (mandatory or optional) or subscription rights in respect of any shares of capital stock or other securities of Qnity.
Maturity and Redemption. The shares of Series A Preferred Stock are perpetual and do not mature. Qnity is not be able to redeem the outstanding shares of the Series A Preferred Stock at any time or under any circumstances.
Anti-Takeover Considerations
The provisions of the DGCL, our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws contain provisions that could serve to discourage or to make more difficult a change in control of us without the support of our board of directors or without meeting various other conditions. These provisions, summarized below, may discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Qnity outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Classified Board. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that our board of directors is divided into three classes. The initial directors designated as Class I directors have terms expiring at the 2026 annual meeting of stockholders, at which meeting the Class I directors will be elected to a term expiring at the

2028 annual meeting of stockholders; the initial directors designated as Class II directors have terms expiring at the 2027 annual meeting of stockholders, at which meeting the Class II directors will be elected to a term expiring at the 2028 annual meeting of stockholders; and the directors designated as Class III directors have terms expiring at the 2028 annual meeting of stockholders. From and including the 2028 annual meeting of stockholders, each director will be elected annually and will hold office until the next succeeding annual meeting of stockholders and until such director’s successor will have been duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal.
Stockholder Action by Written Consent. Delaware law provides that, unless otherwise stated in the Amended and Restated Certificate of Incorporation, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders. Our Amended and Restated Certificate of Incorporation expressly eliminates the right of our stockholders to act by written consent and, as such, stockholder action must take place at the annual meeting or a special meeting of our stockholders (other than as may be set forth in the applicable Certificate of Designation for a series of preferred stock).
Limits on Special Meetings. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that special meetings of the stockholders may be called by a majority of our board of directors and, from and including the 2028 annual meeting of stockholders, will be called by the chair of the board of directors or the corporate secretary at the request in writing of the holders of record of at least 15% of the outstanding stock entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with the procedures for calling a special meeting of stockholders as may be set forth in the Amended and Restated Bylaws, as may be amended from time to time.
Undesignated Preferred Stock. The authority that our board of directors possesses to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of Qnity through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our board of directors may be able to issue preferred stock (in addition to the Series A Preferred Stock) with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.
State Takeover Legislation. We are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL, subject to certain exceptions set forth therein, prohibits a business combination between a corporation and an interested stockholder within three years of the time such stockholder became an interested stockholder, unless (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans or (iii) at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders’ meeting of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.
Except as otherwise set forth in Section 203 of the DGCL, an interested stockholder is defined to include (i) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and (ii) the affiliates and associates of any such person.
The provisions of Section 203 of the DGCL may encourage persons interested in acquiring us to negotiate in advance with our board of directors, because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in any such person becoming an interested stockholder. These provisions also may have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.
Requirements for Advance Notification of Stockholder Nominations and Proposals. Our Amended and Restated Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors. Generally, such proposal will be made not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day in advance of the anniversary of the previous year’s annual meeting.
These advance-notice provisions may have the effect of precluding a contest for the election of our directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our stockholders.
Removal of Directors. Delaware law provides that, except in the case of a classified board of directors, a director, or the entire board of directors, of a corporation may be removed, with or without cause, by the affirmative vote of a majority of the shares of the corporation entitled to vote at an election of directors. In keeping with the classified board provisions in our Amended and Restated Certificate of Incorporation, until the 2028 annual meeting of stockholders, stockholders may only remove a director for cause by the affirmative vote of the holders of at least a majority of the voting power of all of the shares of capital stock of Qnity then entitled to vote generally in the election of directors, voting as a single class. From and including the 2028 annual meeting of stockholders, stockholders may remove a director with or without cause by the affirmative vote of the holders of a majority of the voting power of all of the shares of capital stock of Qnity then entitled to vote generally in the election of directors, voting as a single class.
Size of Our Board of Directors. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the number of directors on our board of directors will be not less than 6, nor more than 16, with the exact number of directors to be fixed exclusively by our board of directors. No decrease in the number of directors may shorten the term of any incumbent director. If the number of directors is changed while the board of directors is classified, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class nearly equal as possible.
Vacancies. Delaware law provides that vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, unless the governing documents of a corporation provide otherwise. Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provide that vacancies occurring in our board of directors for any cause may be filled exclusively by vote of a majority of our then-serving board of directors. The remaining directors may elect a successor to hold office for the unexpired term of the director whose place is vacant and until the election of his or her successor or until his or her earlier death, resignation, disqualification or removal.
Amendments to Certificate of Incorporation. Our Amended and Restated Certificate of Incorporation provides that the provisions of our Amended and Restated Certificate of Incorporation may only be amended in the manner prescribed by the DGCL, except that our Amended and Restated Certificate of Incorporation provides that until the 2028 annual meeting of stockholders, the affirmative vote of the holders of a majority of the voting power of the shares of capital stock of Qnity entitled to vote on such amendment will be required to amend certain provisions relating to: (i) the classification, size, term, election, removal, nomination and filling of vacancies with respect to our board of directors; (ii) the ability to call special meetings of stockholders; and (iii) any provision relating to the amendment of such provisions.
Amendments to Bylaws. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the provisions of our Amended and Restated Bylaws may only be amended by our board of directors or by the affirmative vote of the holders of a majority of all of the shares of capital stock of Qnity then entitled to vote generally in the election of directors, voting together as a single class.
Exclusive Forum

Our Amended and Restated Bylaws provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Qnity, (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any of our current or former directors, officers, other employees, stockholders or agents to Qnity or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine. Notwithstanding the foregoing, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or any rules or regulations promulgated thereunder. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, other employees, stockholders or agents, which may discourage such lawsuits against us or our directors, officers other employees, stockholders or agents. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions. These exclusive forum provisions will not apply to any action brought to enforce a duty or liability created by the Exchange Act or any rules or regulations promulgated thereunder.

Our Amended and Restated Bylaws also provide that we are entitled to equitable relief, including injunctive relief and specific performance, to enforce such provisions regarding forum.
Exchange Listing
Our common stock is listed on the New York Stock Exchange under the symbol “Q”.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare. The transfer agent and registrar’s address is PO Box 43006, Providence, RI 02940-3006 and the telephone number is (866) 793-6948 .
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